Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson
CFO	President
China Biologic Products, Inc.	CCG Investor Relations
Tel: +86-538-6202206	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Reports Strong Third Quarter 2008 Results

Tai’an City, Shandong Province, PRC – November 12, 2008 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic," the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), today reported financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

  Revenues increased 54.4% year-over-year to $13.8 million

  Gross profit increased 45.1% to $9.7 million over the third quarter 2007

  Gross margin was 70%, compared 74.5% for the same period last year

  Operating income totaled $7.0 million, up 97.3% from the previous year

  Net income totaled $4.5 million, or $0.21 per diluted share

"We are pleased to report strong revenue and net income results in the third quarter, primarily due to price increases for our plasma based products and lower operating expenses," said Mr. Chao Ming Zhao, CEO of China Biologic Products, "During the quarter, the SFDA renewed our GMP certification for our newly constructed plasma-based products facility that has 700 tons of annual production capacity. We also received approval to commence clinical trials of Human Coagulation Factor VIII. More recently, we were pleased to announce two proposed acquisitions that will transform China Biologic into the largest non-state-owned plasma-based biopharmaceutical company in China."

During the quarter, the Company achieved the following milestones:

  Received renewal of its certification of compliance with Good Manufacturing Practices ("GMP") set by the PRC’s State Food and Drug Administration (the "SFDA")

  Received approval to commence clinical trial of Human Coagulation Factor VIII product ("FVIII"), a coagulation treatment for hemophilia and mass hemorrhaging

Third Quarter 2008 Results

Revenues for the third quarter of 2008 were $13.8 million, up 54.4% compared to $8.9 million for the same period of 2007. The increase in revenues is primarily attributable to a general increase in prices of plasma based products together with foreign exchange translation benefits. During the third quarter, plasma based products experienced a price increase of approximately 22.4%, weighted average, period to period. This was offset by a decrease in the sales volume of our human tetanus immunoglobulin and human rabies immunoglobulin products, due primarily to the availability of these products in inventory.

Gross profit increased 45.1% to $9.7 million, while the gross margin was 70.0% for the third quarter of 2008, compared with $6.7 million and 74.5% in the third quarter of 2007, respectively. The decrease in gross margin is mainly due to the increased cost of raw material and the Company’s newly implemented marketing strategies to increase plasma donations.

Total operating expenses for the third quarter of 2008 were $2.6 million, or 19.0% of revenue, down 15.2% from the same period in 2007. Selling expenses, as a percentage of revenues, were 5.7% and 19.5%, respectively, a decrease of 55.2% to $0.78 million. The decrease in selling expense is primarily due to higher expenses incurred during the third quarter of 2007 to initiate a new marketing strategy during that period. In addition, the decrease in selling expense is also due to management’s ability to reduce traveling, meeting, conference and office expenses related to selling activities during the third quarter of 2008.

General and administrative ("G&A") expenses were $1.6 million or 11.7% of revenue, an increase of 42.8% from the same period last year. The increase in G&A is mainly due to the increase in personnel cost, costs associated with being a public company, and travel expenses as management pursued acquisition opportunities for the Company. A non-cash employee compensation expense of $0.02 million was created as on July 24, 2008 as a result of the Company’s grant of options to purchase an aggregate of 60,000 shares of its common stock under the 2008 Equity Incentive Plan to its three independent directors.

Research and development expenses decreased 6% to $0.20 million, or 1.5% of revenues, compared to $0.21 million, or 2.4% of revenues in the same period last year. The dollar and percentage decrease was primarily due to the decrease in research activities and clinical trials for the Company’s new products.

As a result of the decrease in operating expenses, income from operations significantly increased 97.3% to $7.0 million during the third quarter of 2008, representing an operating margin of 51.1%, as compared to $3.6 million and 40% in the same period of 2007.

Provision for income taxes increased 180.8% year over year to $1.6 million due to the increase in net profit during the third quarter of 2008 and the commencement of China’s new unified income tax rate. The Company provisioned its income tax for the third quarter of 2008 at the new PRC corporate income tax rate of 25%, as compared with the 15% preferential tax rate during the 2007 fiscal year. The Company is in the process of applying for status as a new or high-technology company in order to qualify for the favorable tax rate of 15%. During the third quarter of 2008, the Company received a tax rebate in the amount of approximately $0.3 million for its reinvestment of its dividends back into Shandong Taibang at the end of the 2007 fiscal year. The tax rebate was recorded as an offset to the Company’s provision for income tax in the third quarter of 2008.

Net income for the third quarter of 2008 grew 98.3% year over year, to $4.5 million or $0.21 per fully diluted share. Net margin during the period was 32.5%, compared to 25.3% in the same quarter of last year. The significant increase in net income was primarily attributable to higher sales revenue combined with the decreases in operating expenses and foreign exchange translation. Foreign exchange translation accounted for a 17.6% increase in net income, period to period, while our revenues increased in RMB terms by 80.7%, as compared to the same period in 2007.

Nine Months Results

For the first nine months of 2008, total revenue was $33.6 million, up 32% from the first nine months of 2007. Gross profit for the first nine months of 2008 was $23.8 million, up 39.1% from $17.1 million in the comparable period a year ago. Gross margin was 71% compared to 67.4% for the first nine months of 2008 and 2007, respectively. Income from operations for the period was $15.6 million, up 36.9% from $11.4 million in the first nine months of 2007. Net income for the first nine months of 2008 was $8.8 million, up 15.5% from $7.6 million in the first nine months of 2007. Fully diluted earnings per share were $0.40 for the first nine months of 2008 compared to $0.35 in the first nine months of 2007.

Non-GAAP net income in the first nine months of 2008 was $10.1 million or $0.46 per fully diluted share, a 32.4% increase from net income of $7.6 million, or $0.35 per fully diluted share in first nine months of 2007.*

* Excludes Stock Based Compensation ("SBC"). See Table 1 for a reconciliation of Net Income and EPS to exclude SBC.

Financial Condition

As of September 30, 2008, the Company had $14.6 million in cash, approximately $16.6 million in working capital and a current ratio of 2.2. Shareholder’s equity at the end of the third quarter of 2008 was $34.5 million compared to $22.4 million at the end of 2007. The Company generated $14.7 million net cash from operating activities for the nine months ended September 30, 2008.

Recent Developments

(1) Announced two proposed acquisitions, subject to completion of due diligence, which would transform the Company into the largest non-state-owned plasma-based biopharmaceutical company in China

  Entered into agreement to acquire 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd., which owns 54% of the equity interest in Qianfeng Biological Products Co., Ltd., one of the largest plasma-based biopharmaceutical companies in Guiyang, China

  Entered into agreement to acquire 35% of the equity interest in Xi’an Huitian Blood Products Co., Ltd., a biopharmaceutical company in Xi’an, China

(2) Provided preliminary guidance for revenues in 2009 of $90 million to $100 million and net income of $18 million to $22 million; targeted combined revenue for 2008 to be in the range of $48 million to $50 million and combined net income to be between $9 million to $10 million, subject to completion of acquisitions and due diligence.

Business Outlook

For the most recent quarter, the PRC’s State Food and Drug Administration (the "SFDA") granted China Biologic’s production facility in Taian City renewal of its certification of compliance with Good Manufacturing Practices ("GMP") set by the SFDA.

Commencing January of 2008, the SFDA implemented stricter pharmaceutical GMP inspection standards designed to intensify supervision of drug producers and ensure drug quality. The new inspection standards include 259 articles, up from 225 articles in the previous standards, covering areas such as the sourcing of raw materials, manufacturing processes, self-inspection processes at each stage of production and transportation. China Biologic’s newly constructed facility with 700 tons of annual production capacity for plasma-based products was certified to be in compliance with the new standards. The renewed GMP Certification replaces the current GMP certification for the production facility, which was renewed in 2004. The GMP certification is valid for five years following the date of issuance.

The Company’s continued focus on research and development represents the key to becoming a leader in the biopharmaceutical industry. The Company has received SFDA approval for the clinical trials of Human Coagulation Factor VIII ("FVIII"), a coagulation treatment for hemophilia and mass hemorrhaging. It has commenced preparations for the clinical study and expects to receive results by mid-2009. If the clinical study is successful, management expects to get SFDA’s approval for production to launch the product at the beginning of 2010. Therefore, for the next few quarters, the Company expects higher research and development expenses as it increases its clinical trial activities.

Currently, China Biologic is the only approved manufacturer of plasma-based biopharmaceuticals in Shandong Province, which has a population of 93 million. China Biologic currently produces about 200 tons of plasma-based products per year and has 700 tons of annual production capacity. The Company is pursuing an aggressive acquisition strategy aimed at becoming the largest non-state-owned producer of plasma-based products in China.

On September 26, 2008, the Company agreed to acquire a 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd. ("Dalin"). Dalin owns 54% of the equity interest in Qianfeng Biological Products Co., Ltd. ("Qianfeng"), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province. The acquisition will increase plasma collection to almost double current levels and significantly increase the Company’s production capacity, and established market share in Guizhou Province. Qianfeng is one of the largest plasma-based biopharmaceutical companies in China and the only operating manufacturer in Guizhou Province, which has a population of 39 million. Qianfeng produces about 250 tons of products per year with annual production capacity of 400 tons. China Biologic believes that Qianfeng currently has approximately 9.5% market share in China, as compared to the Company’s 6.1%, which would result in a combined market share of approximately 15.6%. The top 6 largest plasma-based biopharmaceutical companies in China including Qianfeng have a total market share of approximately 50%.

On October 10, 2008, the Company entered into an agreement to acquire 35% of the equity interest in Xi’an Huitian Blood Products Co., Ltd. ("Huitian"), a biopharmaceutical company based in Xi’an, Shaanxi Province. The acquisition will enable China Biologic to increase its plasma collection, add to production capacity and expand into Shaanxi Province, which has had historically high collection volumes. Huitian is the only biopharmaceutical manufacturer in Shaanxi Province, which has a population of 37 million. Huitian produces about 80 tons of plasma-based products per year and has 200 tons of annual production capacity. China Biologic believes that Huitian currently has approximately 1.2% market share in China, which would result in a combined market share of approximately 17% if the Dalin acquisition is also included.

The closing of the Dalin and Huitian acquisitions are subject to customary closing conditions, including the completion to the Company’s reasonable satisfaction of its business, legal, accounting, and regulatory due diligence review of the two companies, including their operations, financial condition, capitalization and regulatory compliance programs.

The Company has targeted combined revenue for 2008 to be in the range of $48 million to $50 million and combined net income to be between $9 million to $10 million, including only a portion of the 4th quarter operations from the two acquisitions. Assuming the full year consolidation of the two acquisitions, management estimates revenues for 2009 will be in the range of $90 million to $100 million with net income between $18 million to $22 million. The Company will continue to evaluate the potential synergies that may emerge from the two acquisitions, which remain subject to due diligence efforts in process.

"We are excited about the year ahead as we seek to integrate the acquisitions we announced," remarked Mr. Zhao. "In addition to securing the plasma supply, increasing our production capacity and expanding geographically, we see significant potential synergies through sharing of technological know-how, leveraging China Biologic’s strong brand name and cross-sell opportunities."

Non-GAAP reconciliation table

TABLE 1
CHINA BIOLOGIC PRODUCTS, INC AND SUBSIDARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
Adjusted Net Income	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$4,499,159	$0.21	$2,258,514	$0.11
Non-cash employee compensation	$20,613	$0.00	-	-
Amount per consolidated statement of operations	$4,478,546	$0.21	$2,258,514	$0.11

Adjusted Net Income	Nine Months Ended September 30, 2008		Nine Months Ended September 30, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$10,064,301	$0.46	$7,600,857	$0.35
Non-cash employee compensation	$1,283,801	$0.06	-	-
Amount per consolidated statement of operations	$8,780,500	$0.40	$7,600,857	$0.35

(1) Both non-cash compensation expenses are in connection with adoption of the equity incentive plan granting share options on the Company's common stock to employees and directors

Use of Non-GAAP Financial Measures

GAAP results for the three months ended September 30, 2008 include non-cash stock based compensation charges. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma-based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the Company’s proposed acquisitions and acquisition strategy, the benefits of proposed acquisitions, the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-- FINANCIAL TABLES FOLLOW –

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUES	$13,799,915	$8,938,186	$33,574,764	$25,442,097

COST OF SALES	4,138,077	2,281,280	9,725,103	8,293,628

GROSS PROFIT	9,661,838	6,656,906	23,849,661	17,148,469

OPERATING EXPENSES
Selling expenses	780,246	1,741,829	1,785,340	2,444,297
General and administrative expenses	1,613,620	1,129,785	4,472,286	2,838,126
Research and development expenses	201,037	213,865	664,652	435,500
Stock-based compensation expenses	20,613	-	1,283,801	-
Total operating expenses	2,615,516	3,085,479	8,206,079	5,717,923

INCOME FROM OPERATIONS	7,046,322	3,571,427	15,643,582	11,430,546

OTHER EXPENSES
Interest income	(36,841)	(13,628)	(67,331)	(30,741)
Interest expense	15,128	49,300	59,800	112,637
Other income	(19,409)	(42,870)	(19,976)	(46,963)
Other expense	77,224	146,167	130,243	173,302
Total other expenses	36,102	138,969	102,736	208,235

INCOME BEFORE PROVISION FOR
INCOME TAXES
AND MINORITY INTEREST	7,010,220	3,432,458	15,540,846	11,222,311

PROVISION FOR INCOME TAXES	1,572,816	560,030	4,437,141	1,858,992

NET INCOME BEFORE MINORITY
INTEREST	5,437,404	2,872,428	11,103,705	9,363,319

LESS MINORITY INTEREST	958,858	613,914	2,323,205	1,762,462

NET INCOME	4,478,546	2,258,514	8,780,500	7,600,857

FOREIGN CURRENCY TRANSLATION
GAIN	121,814	336,137	1,992,939	799,229

OTHER COMPREHENSIVE INCOME	$4,600,360	$2,594,651	$10,773,349	$8,400,086

BASIC EARNINGS PER SHARE
Weighted average number of shares	21,434,942	21,434,942	21,434,942	21,434,942
Earnings per share	$0.21	$0.11	$0.41	$0.35

DILUTED EARNINGS PER SHARE
Weighted average number of shares	21,504,629	21,434,942	21,713,170	21,434,942
Earnings per share	$0.21	$0.11	$0.40	$0.35

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	September 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash	$14,223,956	$5,010,033
Restricted cash	345,268	-
Accounts receivable, net of allowance for doubtful accounts of $1,221,956
and $1,238,772 as of September 30, 2008 and December 31, 2007, respectively	607,662	316,869
Notes receivable	-	41,130
Other receivables	438,131	425,163
Other receivable- related party	308,324	290,307
Inventories	13,415,093	9,505,074
Prepayments and deferred expense	510,334	138,756
Total current assets	29,848,768	15,727,332

PLANT AND EQUIPMENT, net	18,627,057	15,434,124

OTHER ASSETS:
Long term prepayments	2,415,631	711,459
Long term prepayment - related party	551,112	516,456
Intangible assets, net	904,747	915,874
Total other assets	3,871,490	2,143,789

Total assets	$52,347,315	$33,305,245

LIABILITIES AND SHAREHOLDERS EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,931,432	$2,677,587
Short term loans - bank	-	685,500
Short term loan - minority shareholder	771,169	722,674
Other payables and accrued liabilities	2,574,761	1,200,068
Other payable - land use right	324,907	305,571
Dividend payable	1,906,713	506,626
Customer deposits	817,099	398,794
Taxes payable	3,959,221	384,788
Total current liabilities	13,285,302	6,881,608

COMMITMENT AND CONTINGENCIES	41,011	142,120

MINORITY INTEREST	4,568,137	3,885,892

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	2,143	2,143
Paid-in-capital	10,672,106	9,388,305
Statutory reserves	5,897,569	4,513,077
Retained earnings	13,279,314	5,883,306
Accumulated other comprehensive income	4,601,733	2,608,794
Total shareholders' equity	34,452,865	22,395,625

Total liabilities and shareholders' equity	$52,347,315	$33,305,245

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,780,500	$7,600,857
Adjustments to reconcile net income to cash
provided by operating activities:
Minority Interest	2,323,205	1,762,462
Depreciation	914,575	611,020
Amortization	80,753	64,168
Loss on disposal of equipment	73,310	6,077
Stock-based compensation	1,283,801	-
Change in operating assets and liabilities:
Accounts receivable	(353,412)	1,491,832
Notes receivable	43,011	76,424
Other receivables	15,251	(604,324)
Inventories	(3,206,654)	(1,667,404)
Prepayments and deferred expenses	(355,012)	221,553
Accounts payable	72,681	277,185
Other payables and accrued liabilities	1,267,099	183,946
Customer deposits	383,703	200,832
Taxes payable	3,477,543	725,644
Contingent liability	(108,430)	-
Net cash provided by operating activities	14,691,924	10,950,272
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(3,154,996)	(6,377,620)
Additions to intangible assets	(9,620)	(233,537)
Proceeds from sale of equipment	53,078	26,199
Advances for potential acquisition	(1,463,000)
Advances on building, equipment and intangible assets purchases	(160,256)	(621,600)
Net cash used in investing activities	(4,734,794)	(7,206,558)
CASH FLOWS FINANCING ACTIVITIES:
Change in restricted cash	(338,353)	-
Repayments to shareholders	-	(134,095)
Proceeds from short term loans – bank	-	1,292,000
Payments on short term loans – bank	(716,850)	(2,593,000)
Payments on long term debt	-	(261,280)
Dividends paid to minority shareholder	(286,740)	(476,597)
Net cash used in financing activities	(1,341,943)	(2,172,972)
EFFECTS OF EXCHANGE RATE CHANGE IN CASH	598,736	284,751
INCREASE IN CASH	9,213,923	1,855,493
CASH, beginning of period	5,010,033	4,268,220
CASH, end of period	$14,223,956	$6,123,713
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$1,830,589	$1,086,987
Interest paid (net of capitalized interest)	$47,197	$128,879
Non-cash transactions
Accounts receivables in exchange for accrued liabilities	$887,720	$596,398

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